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                                  Amendment to
                      Restated Certificate of Incorporation
                                  of AAR CORP.

         It is hereby certified that:

         1.       (a)      the present name of the corporation (hereinafter
called the "Corporation") is AAR CORP.

                  (b) the name under which the Corporation was originally incorporated is Allen Aircraft Radio, Inc.; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is April 11, 1966.

         2. the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH thereof and substituting in lieu of said paragraph a new first paragraph FOURTH to read as follows:

         "FOURTH. The total number of shares which the Corporation shall have authority to issue is One Hundred Million Two Hundred Fifty Thousand (100,250,000), of which Two Hundred Fifty Thousand (250,000) shares at a par value of $1.00 per share shall, be Preferred Stock and One Hundred Million (100,000,000) shares at a par value of $1.00 per share shall be Common Stock. Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid shares and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon."

         3. the Board of Directors of the Corporation has duly adopted, and a majority of the stockholders of the Corporation have duly approved, this Amendment to Restated Certificate of Incorporation pursuant to the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         Signed and attested to on November 3, 1999.


                                                  /s/ David P. Storch
                                                  ------------------------------
                                                  David P. Storch, President

ATTEST:

/s/ Howard A. Pulsifer
--------------------------------
Howard A. Pulsifer, Secretary